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Exhibit 21.1

SUBSIDIARIES OF VOYAGER OIL & GAS, INC.

        The table below sets forth all subsidiaries of Voyager Oil & Gas, Inc. and the state or other jurisdiction of incorporation or organization of each.

Subsidiary	State of Incorporation
Plains Energy Investments, Inc.	Nevada

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  Exhibit 21.1
SUBSIDIARIES OF VOYAGER OIL & GAS, INC.